Exhibit 99.1

Pitney Bowes Announces First Quarter Results for 2012

STAMFORD, Conn.--(BUSINESS WIRE)--May 7, 2012--Pitney Bowes Inc. (NYSE:PBI) today reported first quarter 2012 results.

Revenue for the quarter was $1.3 billion, which was a decline of 5 percent when compared to the prior year. Excluding the impacts of currency movements, the revenue decline was 4 percent. Revenue for the quarter benefited from growth in the Software and Mail Services segments. The company also experienced improving trends in equipment sales in its Small and Medium Business Solutions (SMB) segments. However, as previously discussed, there continued to be declines in the SMB recurring revenue streams. Revenue was also adversely impacted by weakness in the Production Mail and Management Services segments.

Earnings per diluted share for the quarter on a Generally Accepted Accounting Principles (GAAP) basis was $0.79, an 87 percent increase versus the $0.42 per diluted share for the prior year. GAAP earnings per diluted share for the quarter included a $0.10 per share tax benefit in discontinued operations, plus an $0.11 per share tax benefit in continuing operations, resulting from the resolution of additional tax matters with the IRS. GAAP earnings per diluted share for the quarter also included a net $0.06 per share benefit from the sale of leveraged lease assets in Canada. Excluding the tax benefits noted above, as well as the sale of the leveraged lease assets, adjusted earnings per diluted share for the quarter was $0.52, as detailed in the table below.

First Quarter
GAAP EPS	$0.79
Discontinued Operations - net tax benefit	($0.10)
Sale of Leveraged Lease Assets	($0.06)
Adjusted EPS from Continuing Operations including net tax benefit	$0.63
Continuing Operations - net tax benefit	($0.11)
Adjusted EPS from Continuing Operations excluding net tax benefit	$0.52

Free cash flow for the quarter was $211 million, while on a GAAP basis, the company generated $96 million in cash from operations. In comparison to the prior year, free cash flow was impacted by higher working capital requirements, due to timing of disbursements; less of a benefit from finance receivables; and higher capital expenditures. During the quarter, the company used $75 million of cash for dividends and contributed $95 million to its pension funds. The company also retired $150 million of its term debt. The company did not repurchase any of its shares this quarter.

Commenting on the quarter, Chairman, President and CEO Murray D. Martin said, “During the quarter we reached several key milestones in the areas of software and digital solutions that mark our progress in expanding our value proposition beyond physical mail. As a result, we have decided to increase our investments to bring these new solutions to market more quickly to take advantage of emerging and growing opportunities.

“We are pleased to note that at the end of the quarter we signed a multi-year agreement with Facebook to offer global geocoding, reverse geocoding and other location intelligence applications / data for integration into Facebook's applications and services. Our best of breed technology will provide Facebook developers, and ultimately their users, high-performance, high-precision location processing, across desktop, laptop, tablet and mobile platforms. This is a great example of the kinds of solutions Pitney Bowes is developing to help our customers deliver more personalized, relevant communications to their customers.

“Our Volly™ secure digital mail delivery platform and our SMB customer communications solutions are other examples of the solutions we are increasing investment in and are deploying to help customers of all sizes manage their communications in a changing communications environment. In April, we announced a partnership in which Australia Post will become the first national postal service to incorporate Volly into its digital offerings. Australia Post delivers more than five billion pieces of mail annually to more than ten million households. The service will launch later this year. We continue to invest in Volly in the U.S. as we move toward an initial consumer launch later this year.

“We achieved increased global sales of our Connect+™ product line in the quarter, and are continuing to gain approval in key European markets. We will also launch a small business cloud-connected metering solution this month to web-enable more of our U.S. mailing customer base. We are also partnering to integrate and expand our global ecommerce capabilities.

“We have a number of opportunities that we expect to be growth contributors in the near future. We are stepping up our investment in the second quarter to achieve our go-to-market goals. To pay for these investments, we are expanding upon our productivity initiatives. We believe that these actions will enable us to accelerate investments for growth, while delivering expected earnings within our annual guidance range, even in the current business climate.”

Business Segment Results

The company reports its business segments in two groups based on the customers it primarily serves: Small and Medium Business (SMB) Solutions and Enterprise Business Solutions. The SMB Solutions group consists of the company’s global Mailing operations. The company aligns its SMB business segments into North America Mailing and International Mailing to reflect how the business is managed. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world. The Enterprise Business Solutions group includes the company’s global Production Mail, Software, Management Services, Mail Services and Marketing Services operations.

SMB Solutions
	1Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$629 million	(7%)	(7%)
EBIT	$198 million	(2%)
Within the SMB Solutions Group:
North America Mailing
	1Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$461 million	(9%)	(9%)
EBIT	$178 million	(1%)

During the quarter, the North America Mailing segment continued to benefit from increased placements of its Connect+ mailing system and improved retention rates among its existing customers. The company experienced improved trends in equipment sales during the quarter as more customers upgraded to new equipment in lieu of extending leases. However, revenue was adversely impacted by lower rentals and financing revenue as a result of lower equipment sales in prior periods. Revenue was also impacted by a decline in supplies revenue due to fewer meters in service in the U.S. and lower mail volumes. EBIT margin for the segment improved by 330 basis points versus the prior year, which was the seventh consecutive quarter of year-over-year improvement, due to ongoing productivity improvements and lower credit losses.

International Mailing
	1Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$168 million	(1%)	1%
EBIT	$20 million	(14%)

International Mailing revenue grew one percent excluding the impact of currency. Revenue benefited from increased equipment sales, especially in France and the Nordics. The company’s innovative Connect+ product line was launched in Germany during the quarter and is expected to be launched in France in the third quarter. The rate of decline for rental revenue continued to improve year-over-year. Additionally, there was growth in supplies revenue this quarter. EBIT margin declined year-over-year due to the mix of business.

Enterprise Business Solutions
	1Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$626 million	(3%)	(2%)
EBIT	$64 million	32%

Within the Enterprise Business Solutions Group:
Worldwide Production Mail
	1Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$115 million	(13%)	(12%)
EBIT	$3 million	(61%)

Many large enterprise customers, across business sectors, continued to prolong their capital investment decisions, and are retaining their current equipment longer than in prior years. This has caused delays in orders for inserting and production print equipment, especially in the U.S., thus adversely impacting revenue. The company introduced several new inserting products during the quarter, both at the high-end and low-end of the market. Additionally in April, the company announced a partnership with Australia Post for use of the Volly platform. In the U.S., nearly 50 large third party mail service providers have now signed to use the Volly service. These partners produce billions of statements each year for more than 5,000 companies and consumer brands. EBIT margin this quarter declined year-over-year due to lower revenue and the planned investment in Volly. The company expects the investment in Volly to increase as it brings this solution to market in both Australia and the U.S. Excluding this investment, EBIT margin would have been approximately 360 basis points higher.

Software
	1Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$100 million	5%	5%
EBIT	$11 million	94%

During the quarter, the Software business experienced improved demand across its portfolio of software solutions, especially in the Americas. In particular, there was strong global demand for the company’s Spectrum™ address and data management platform. Our multi-year agreement with Facebook for global location intelligence applications contributed to revenue growth during the quarter and will generate recurring revenue streams in future periods. Overall, the Software EBIT margin improved versus the prior year because of margin leverage on revenue growth and reduced costs associated with on-going productivity initiatives.

Management Services
	1Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$231 million	(5%)	(4%)
EBIT	$13 million	(37%)

As expected, revenue for the quarter declined as a result of account contractions and terminations in the prior year and pricing pressure on contract renewals. However, the rate of decline in revenue this quarter moderated versus the previous quarter as the company provides more customized communications management solutions to its enterprise customers. During the quarter, Management Services had improvement in net new written business versus the prior year. EBIT margin declined due to the lower revenue and price compression.

Mail Services
	1Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$150 million	4%	4%
EBIT	$32 million	211%

Mail Services revenue grew versus the prior year because of increased presort mail volumes for standard mail and improved penetration in all of the workshare discount categories. The company’s presort network continues to enhance its processing efficiency. EBIT margin benefited from ongoing productivity initiatives and improved margins in the International Mail Services portion of the business. EBIT margin also benefited from an additional insurance reimbursement the company received related to the fire at its Dallas presort facility last year.

Marketing Services
	1Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$30 million	1%	1%
EBIT	$5 million	16%

Revenue grew due to an increased number of household moves this quarter compared with the prior year. EBIT benefited from reduced print production costs and ongoing productivity initiatives.

2012 Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company is updating its 2012 annual guidance for GAAP earnings per diluted share from continuing operations to reflect the first quarter net tax benefits plus the net benefit from the first quarter sale of leveraged lease assets in Canada.

The company now expects GAAP earnings per diluted share from continuing operations to be in the range of $2.22 to $2.42. This includes $0.11 per share of net tax benefits and a $0.06 per share benefit from the sale of leveraged lease assets in Canada. Excluding these two items, adjusted earnings per diluted share from continuing operations for 2012 are still expected to be in the range of $2.05 to $2.25.

The company still expects 2012 revenue, excluding the impacts of currency, to be in a range of 2 percent growth to a decline of 2 percent as compared to 2011, and expects free cash flow to be in the range of $700 million to $800 million.

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.3 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and asset write-downs, because, while these are actual company expenses, they can mask underlying trends associated with our business.

Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business. The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges, asset impairments, and goodwill charges which are recognized on a consolidated basis. In addition, financial results are presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigation; timely development, market acceptance and regulatory approvals, if needed, of new products; management of credit risk; management of outsourcing arrangements; income tax or other regulatory levies; changes in postal regulations; and the financial health of national posts; and other factors beyond our control as more fully outlined in the company's 2011 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three ended March 31, 2012 and 2011, and consolidated balance sheets at March 31, 2012 and December 31, 2011 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011 (2)
Revenue:
Equipment sales	$220,179	$241,631
Supplies	76,365	82,870
Software	104,350	99,565
Rentals	140,389	156,692
Financing	126,748	140,589
Support services	173,518	178,614
Business services	414,107	423,108

Total revenue	1,255,656	1,323,069

Costs and expenses:
Cost of equipment sales	96,916	114,753
Cost of supplies	23,871	26,192
Cost of software	21,093	25,212
Cost of rentals	30,225	35,907
Financing interest expense	21,139	23,293
Cost of support services	115,087	115,276
Cost of business services	318,976	333,567
Selling, general and administrative	411,185	426,611
Research and development	34,073	34,758
Restructuring charges and asset impairments	-	26,024
Other interest expense	29,367	28,524
Interest income	(1,733)	(1,222)
Other income, net	(3,234)	-

Total costs and expenses	1,096,965	1,188,895

Income from continuing operations before income taxes	158,691	134,174

Provision for income taxes	14,759	41,394

Income from continuing operations	143,932	92,780

Income (loss) from discontinued operations, net of income tax	19,332	(1,882)

Net income before attribution of noncontrolling interests	163,264	90,898

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,594

Net income - Pitney Bowes Inc.	$158,670	$86,304

Amounts attributable to common shareholders:
Income from continuing operations	$139,338	$88,186
Income (loss) from discontinued operations	19,332	(1,882)

Net income - Pitney Bowes Inc.	$158,670	$86,304

Basic earnings per share of common stock attributable to
Common stockholders (1):
Continuing operations	$0.70	$0.43
Discontinued operations	0.10	(0.01)

Net income - Pitney Bowes Inc.	$0.79	$0.42

Diluted earnings per share of common stock attributable to
Common stockholders (1):
Continuing operations	$0.69	$0.43
Discontinued operations	0.10	(0.01)

Net income - Pitney Bowes Inc.	$0.79	$0.42
(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited: in thousands, except per share data)

Assets	03/31/12	12/31/11
Current assets:
Cash and cash equivalents	$915,553	$856,238
Short-term investments	35,863	12,971

Accounts receivable, gross	725,446	755,485
Allowance for doubtful accounts receivables	(31,117)	(31,855)
Accounts receivables, net	694,329	723,630

Finance receivables	1,263,826	1,296,673
Allowance for credit losses	(39,124)	(45,583)
Finance receivables, net	1,224,702	1,251,090

Inventories	179,321	178,599
Current income taxes	116,247	102,556
Other current assets and prepayments	128,244	134,774

Total current assets	3,294,259	3,259,858

Property, plant and equipment, net	403,657	404,146
Rental property and equipment, net	261,388	258,711

Finance receivables	1,097,093	1,123,638
Allowance for credit losses	(15,278)	(17,847)
Finance receivables, net	1,081,815	1,105,791

Investment in leveraged leases	32,977	138,271
Goodwill	2,162,689	2,147,088
Intangible assets, net	201,891	212,603
Non-current income taxes	85,410	89,992
Other assets	538,172	530,644

Total assets	$8,062,258	$8,147,104

Liabilities, noncontrolling interests and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,675,152	$1,840,465
Current income taxes	295,283	242,972
Notes payable and current portion of long-term obligations	577,830	550,000
Advance billings	494,068	458,425

Total current liabilities	3,042,333	3,091,862

Deferred taxes on income	107,175	175,944
Tax uncertainties and other income tax liabilities	198,853	194,840
Long-term debt	3,682,798	3,683,909
Other non-current liabilities	643,686	743,165

Total liabilities	7,674,845	7,889,720

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity (deficit):
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	653	659
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	225,869	240,584
Retained earnings	4,683,949	4,600,217
Accumulated other comprehensive loss	(617,106)	(661,645)
Treasury stock, at cost	(4,525,664)	(4,542,143)

Total Pitney Bowes Inc. stockholders' equity (deficit)	91,043	(38,986)

Total liabilities, noncontrolling interests and stockholders' equity (deficit)	$8,062,258	$8,147,104

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
March 31, 2012
(Unaudited)

(Dollars in thousands)	Three Months Ended March 31,
			%
	2012	2011	Change
Revenue

North America Mailing	$461,305	$509,039	(9%)
International Mailing	168,014	170,533	(1%)
Small & Medium Business Solutions	629,319	679,572	(7%)

Production Mail	115,016	131,606	(13%)
Software	100,327	95,985	5%
Management Services	230,630	241,624	(5%)
Mail Services	150,156	144,283	4%
Marketing Services	30,208	29,999	1%
Enterprise Business Solutions	626,337	643,497	(3%)

Total revenue	$1,255,656	$1,323,069	(5%)

EBIT (1)

North America Mailing	$178,171	$179,661	(1%)
International Mailing	19,997	23,193	(14%)
Small & Medium Business Solutions	198,168	202,854	(2%)

Production Mail	2,779	7,174	(61%)
Software	10,692	5,512	94%
Management Services	13,315	21,029	(37%)
Mail Services	31,905	10,265	211%
Marketing Services	4,817	4,160	16%
Enterprise Business Solutions	63,508	48,140	32%

Total EBIT	$261,676	$250,994	4%

Unallocated amounts:
Interest, net (2)	(48,773)	(50,595)
Corporate and other expenses	(54,212)	(40,201)
Restructuring charges and asset impairments	-	(26,024)

Income from continuing operations before income taxes	$158,691	$134,174
(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments and goodwill impairment.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

GAAP income from continuing operations
after income taxes, as reported	$139,338	$88,186
Restructuring charges and asset impairments	-	17,306
Sale of leveraged lease assets	(12,886)	-
Tax adjustments	-	2,179
Income from continuing operations
after income taxes, as adjusted	$126,452	$107,671

GAAP diluted earnings per share from
continuing operations, as reported	$0.69	$0.43
Restructuring charges and asset impairments	-	0.08
Sale of leveraged lease	(0.06)	-
Tax adjustments	-	0.01
Diluted earnings per share from continuing
operations, as adjusted	$0.63	$0.53

GAAP net cash provided by operating activities,
as reported	$95,995	$296,761
Capital expenditures	(50,029)	(34,676)
Restructuring payments	26,245	29,745
Pension contribution	95,000	-
Tax payments on sale of leveraged lease assets	69,233	-
Reserve account deposits	(25,674)	(5,995)

Free cash flow, as adjusted	$210,770	$285,835

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial: Sheryl Y. Battles
VP, Corp. Communications
203-351-6808
or
Financial: Charles F. McBride
VP, Investor Relations
203-351-6349
or
Website: www.pitneybowes.com